UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 17, 2020

BRIGHTCOVE INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35429	20-1579162
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Congress Street, Boston, MA	02210
(Address of principal executive offices)	(Zip Code)

(888) 882-1880

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BCOV	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2020, the Board of Directors (the “Board”) of Brightcove Inc. (the “Company”) appointed Dr. Tsedal Neeley to the Board to fill an existing vacancy as a Class II director, to serve until the Company’s 2023 annual meeting of stockholders or until her successor is duly elected and qualified. On the same day, the Board also approved a board size increase, from eight (8) to nine (9) members, and appointed Ms. Ritcha Ranjan to the newly created seat as a Class III director, to serve until the Company’s 2021 annual meeting of stockholders or until her successor is duly elected and qualified.

The Company has entered into an indemnification agreement with each of Dr. Neeley and Ms. Ranjan in connection with their appointments to the Board, which is in substantially the same form as that entered into with the other directors of the Company and is incorporated herein by reference.

There is no arrangement or understanding pursuant to which Dr. Neeley or Ms. Ranjan was appointed to the Board. There are no family relationships between Dr. Neeley or Ms. Ranjan and any director or executive officer of the Company, and neither Dr. Neeley nor Ms. Ranjan have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Dr. Neeley and Ms. Ranjan’s compensation will be consistent with that provided to all of the Company’s non-employee directors. Under the Company’s current non-employee director compensation policy, Dr. Neeley and Ms. Ranjan will each receive an annual cash retainer of $45,000 for general availability and participation in meetings and conference calls of the Board. In connection with their initial appointments to the Board, Dr. Neeley and Ms. Ranjan will each receive an initial equity award with an aggregate value of $200,000, split equally in value between restricted stock units and options to purchase shares of common stock (issued with an exercise price equal to the fair market value of our common stock on the grant date), that each vest in equal quarterly installments over three years, provided, however, that all vesting ceases if Dr. Neeley or Ms. Ranjan, respectively, resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. The shares underlying the initial grant of restricted stock units and stock options may not be sold while Dr. Neeley or Ms. Ranjan, respectively, remains a Board member. At each annual meeting of our stockholders, so long as she has served as a director for at least the six months prior to such annual meeting of stockholders, Dr. Neeley and Ms. Ranjan, respectively, will receive an annual equity award in the form of restricted stock units, with an aggregate target value of $100,000, that vest in full after one year, provided, however, that all vesting ceases if Dr. Neeley or Ms. Ranjan, respectively, resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.

Item 7.01.	Regulation FD Disclosure.

On August 19, 2020, the Company issued a press release announcing that Dr. Neeley and Ms. Ranjan have been appointed to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto are intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Brightcove Inc. dated August 19, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2020	Brightcove Inc.

	By:	/s/ Robert Noreck

Robert Noreck
Chief Financial Officer